EXHIBITS 5.1 AND 23.2

PEARLMAN SCHNEIDER LLP
Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.	Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

May 15, 2015

Sunwin Stevia International, Inc.
6 Shengwang Avenue,
Qufu, Shandong, China 273100

Re:	Sunwin Stevia International, Inc., a Nevada corporation (the "Company")
Registration Statement on Form S-8 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as counsel for the Company in connection with the Registration Statement to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed issuance of up to of 25,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), authorized for issuance pursuant to the Company’s 2015 Equity Compensation Plan (the "2015 Plan").  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that (i) each award agreement setting forth the terms of each award granted pursuant to the 2015 Plan is consistent with the 2015 Plan and has been duly authorized and validly executed and delivered by the parties thereto, (ii) at the time of each issuance of Shares, there will be sufficient shares of common stock authorized for issuance under the Company’s articles of incorporation that have not otherwise been issued or reserved or committed for issuance, and (iii) the consideration paid or received for Shares issued pursuant to the 2015 Plan is not less than the par value of the Shares.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered upon payment or consideration therefor in accordance with the terms of the 2015 Plan and applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable. We express no opinion herein as to the laws of any state or jurisdiction other than the Nevada Revised Statutes (including the statutory provisions and all applicable judicial decisions interpreting those laws).

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matters set forth herein, whether based upon a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion in the Registration Statement to be filed with the SEC.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pearlman Schneider LLP